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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


    We consent to the reference to our firm under the captions "Experts", "The Company Selected Consolidated Financial Data" and "Dallas Systems Corporation Selected Consolidated Financial Data" and to the use of our reports dated July 10, 1998 with respect to the financial statements of EXE Technologies, Inc. for the year ended December 31, 1997 and the financial statements of Dallas Systems Corporation for the years ended December 31, 1995 and 1996 and for the eight and one-half month period ended September 15, 1997 included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-59609) and related Prospectus of EXE Technologies for the registration of 8,855,000 shares of its common stock.


                                                               Ernst & Young LLP


Dallas, Texas
September 21, 1998